Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding going concern uncertainty, the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting No. 123(R), Share-Based Payment, effective January 1, 2006, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standards No. 109, effective January 1, 2007), relating to the balance sheets of VIA Pharmaceuticals, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2007, and for the period from June 14, 2004 (date of inception) to December 31, 2007 appearing in the Annual Report on Form 10-K of VIA Pharmaceuticals, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
San Francisco, California
March 31, 2008